Exhibit 99.1

Westaff Reports Profitable Fourth Quarter and Fiscal 2004 Results

                WALNUT CREEK, CA, Thursday, January 6, 2005  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for the fourth quarter and fiscal year, which ended October 30, 2004.

Fiscal 2004 Fourth Quarter Results

Revenue for the fourth quarter of fiscal 2004 was $205.6 million, up 14.9% compared with $178.9 million for the fourth quarter of fiscal 2003. Domestic revenue increased 12.7% largely driven by a 10.5% increase in billed hours.  Revenue from international operations increased 23.9% due to increased billable hours and favorable currency exchange rates. On a constant currency basis, international revenue for the quarter increased 13.5%, driven primarily by the Company’s UK and Australian operations.

“Westaff achieved strong revenue growth during the quarter in each of its major domestic and international markets,” commented Westaff President and CEO, Dwight S. Pedersen. “These results reflect strengthening of economic factors as well as the success of Westaff’s growth initiatives.  I am very proud of the work that the Westaff team has done in generating strong revenue growth.  This increase in top line growth has been a major factor contributing to the turnaround in Westaff’s operating performance in 2004.”

Gross margin for the quarter was 16.8% compared with 16.6% for the fourth quarter of fiscal 2003. The fiscal 2004 quarter included a charge of $1.7 million to increase the Company’s domestic workers’ compensation reserves while the fiscal 2003 quarter included a similar charge of $1.8 million. Approximately $1.4 million of the 2004 charge related to adverse loss development for policy years prior to 2004, with approximately $0.8 million of that amount relating to policy years 2000 and earlier.  While Westaff continues to aggressively work to close out claims associated with these older years, many older claims remain problematic.  Accordingly, the Company strengthened its overall workers’ compensation reserves to take into account these negative historical trends.  As of the end of fiscal 2004, the Company increased its reserves for incurred but not reported (IBNR) claims and adverse loss development on existing claims by $3.1 million or 44% as compared to the 2003 fiscal year end.

Fourth quarter 2004 gross margins were also negatively affected by the higher state unemployment insurance rates incurred throughout fiscal 2004.  The downward pressures on margins have been partially offset by increases in direct hire fees both domestically and internationally during fiscal 2004.  Direct hire fees for the fourth quarter of fiscal 2004 increased by $0.6 million or 36.4% as compared to the fiscal 2003 quarter.

Selling and administrative expenses for the fourth quarter of fiscal 2004 were $23.1 million compared to $21.1 million in the fourth quarter of 2003. As a percentage of revenues, selling and administrative expenses were down from 11.8% in the fourth quarter of fiscal 2003 to 11.2% in 2004. The Company has been successful throughout fiscal 2004 in controlling these costs in spite of its strong revenue growth and is committed to aggressively continuing these efforts.

During the fourth quarter of fiscal 2004, the Company received an unfavorable arbitration ruling relating to a contract dispute with one of its vendors.  While the arbitrator ruled that the Company was justified in canceling for cause the contract in question, the arbitrator also ruled that a termination charge would be assessed against Westaff.  The Company recorded a charge of $0.9 million during the fourth quarter of fiscal 2004 representing the amount of the award plus attorneys’ fees.

“Based on our assessment of the case as well as the opinion of our outside legal counsel, Westaff was confident that we would prevail in this matter,” commented Mr. Pedersen.  “We continue to be very disappointed by the rulings that result from the arbitration process.”

The fourth quarter of fiscal 2003 included a $1.0 million charge for an unfavorable California appellate court decision, which reversed a Superior Court ruling regarding a binding arbitration award issued in January of 2002.

The Company reported net income of $2.5 million or $0.15 per share for the fourth quarter of fiscal 2004 compared to a loss of $0.6 million or ($0.04) per share, for the fourth quarter of fiscal 2003.

Fiscal 2004 Results

Net income for fiscal 2004 was $3.5 million or $0.22 per share compared with a net loss of $5.1 million or ($0.32) per share for fiscal 2003.  Revenue for fiscal 2004 was $601.5 million compared with $530.3 million for 2003, an increase of 13.4%.  Gross margin was 16.9% for 2004 compared with 17.1% for fiscal 2003.  Net income for fiscal 2004 includes a gain from discontinued operations of $150,000 or $0.01 per share while fiscal 2003 included a similar gain of $316,000 or $0.02 per share.  Fiscal 2004 results also include a gain of approximately $0.7 million relating to the sale of the Company’s former executive headquarters building in Walnut Creek, California.

Liquidity

The Company closed fiscal 2004 with a strong financial position and ample borrowing capacity.  Total debt under the Company’s combined US, UK and Australian revolving credit facilities decreased to $15.7 million as of October 30, 2004 compared with $25.4 million as of November 1, 2003.  Borrowing availability under the facilities increased to $22.6 million at October 30, 2004 compared with $9.7 million available as of the end of fiscal 2003.  “I am very pleased with the improvements we have made in our financial position over the past 12 months,” commented Mr. Pedersen.  “We are well-positioned strategically and financially to take full advantage of a more stable and growing economy as we move into fiscal 2005.”

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 client accounts from more than 250 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding revenue, the prospects for fiscal 2005 and working capital availability.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: credit facilities and compliance with debt covenants, liquidity, workers’ compensation collateral requirements, possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities, a highly competitive market, control by a significant shareholder, the volatility of the Company’s stock price, reliance on management information systems, risks related to customers, variability of operating results and the seasonality of the business cycle, reliance on executive management, risks related to international operations, risks related to franchise agent and licensed operations, uncertain ability to continue and manage growth, reliance on field management, employer liability risks and ability to attract and retain the services of qualified temporary personnel and regulatory mandates, including potential mandated health insurance.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
Vice President,
Marketing and Communications
925-930-5368
e-mail: lgaebler@westaff.com

Financial table follows........

Westaff, Inc.

Unauditied Financial Highlights

(In thousands, except per share data)

Statements of Operations:

	Fiscal Quarter Ended
	October 30, 2004	November 1, 2003

Revenue	$205,555	$178,874
Costs of services	170,968	149,227
Gross profit	34,587	29,647
Gross margin	16.8%	16.6%
Franchise agents’ share of gross profit	6,394	5,927
Selling and administrative expenses	23,082	21,128
Depreciation and amortization	1,275	1,593
Arbitration expenses	920	950
Operating income from continuing operations	2,916	49
Interest expense	785	567
Interest income	(48)	(46)
Income (loss) from continuing operations before income taxes	2,179	(472)
(Benefit) provision for income taxes	(276)	128
Net income (loss)	$2,455	$(600)

Basic and diluted earnings (loss) per share:	$0.15	$(0.04)

Weighted average common shares outstanding - basic	16,047	16,012
Weighted average common shares outstanding - diluted	16,180	16,015

Westaff, Inc.

Unauditied Financial Highlights

(In thousands, except per share data)

Statements of Operations:

	Fiscal Year Ended
	October 30, 2004	November 1, 2003

Revenue	601,476	530,299
Costs of services	499,630	439,801
Gross profit	101,846	90,498
Gross margin	16.9%	17.1%
Franchise agents’ share of gross profit	18,494	16,599
Selling and administrative expenses	72,155	70,286
Depreciation and amortization	4,474	5,500
Arbitration expenses	1,058	950
Operating income (loss) from continuing operations	5,665	(2,837)
Interest expense	2,209	1,762
Interest income	(106)	(186)
Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	3,562	(4,413)
Provision for income taxes	239	361
Income (loss) from continuing operations before cumulative effect of change in accounting principle	3,323	(4,774)
Income from discontinued operations	150	316
Cumulative effect of change in accounting principle		(670)
Net income (loss)	$3,473	$(5,128)

Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change
in accounting principle	$0.21	$(0.30)
Discontinued operations	$0.01	$0.02
Cumulative effect of change in accounting principle	$—	$(0.04)
Net income (loss)	$0.22	$(0.32)

Weighted average common shares outstanding - basic	16,033	15,996
Weighted average common shares outstanding - diluted	16,081	15,996

Balance Sheet Highlights:	October 30, 2004	November 1, 2003

Current assets	$98,245	$84,433
Property and equipment, net	10,184	12,569
Goodwill, net	11,760	11,687
Other long-term assets	2,219	4,458
Total assets	$122,408	$113,147

Current liabilities	$64,731	$63,196
Long term liabilities	17,830	14,495
Total liabilities	82,561	77,691
Stockholders’ equity	39,847	35,456
Total liabilities and stockholders’ equity	$122,408	$113,147